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EXHIBIT 23.2

INDEPENDENT AUDITORS' CONSENT

    We consent to the use in this Registration Statement of Printrak International, Inc. on Form S-3 of our report dated June 26, 1997 (except for
Note 16 as to which the date is September 9, 1997) on the restated consolidated financial statements of Printrak International, Inc. as of March 31, 1997 and 1996 and for each of the three years in the period ended March 31, 1997, appearing in the Prospectus, which is a part of this Registration Statement and to the reference to us under the heading "Experts" in such Prospectus.

DELOITTE & TOUCHE LLP

Costa Mesa, California
December 18, 1997